EXHIBIT 10.14

EXECUTION VERSION

CONSENT, WAIVER AND AMENDMENT TO CREDIT AGREEMENT

This Consent, Waiver and Amendment to Credit Agreement (this “Amendment”), dated as of April 7, 2009 but effective as of the Effective Date (as hereinafter defined), is among SEMGROUP ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Borrower”), the Guarantors (as defined in the Credit Agreement referred to below) party hereto (collectively, the “Guarantors”), WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), L/C Issuer and Swing Line Lender under the Credit Agreement referred to below, and the Lenders (as defined below) signatory hereto.

R E C I T A L S:

A. The Borrower, the Administrative Agent and the Lenders that are parties thereto (the “Lenders”) entered into that certain Amended and Restated Credit Agreement dated as of February 20, 2008 (as amended, modified, supplemented and waived from time to time, including by the Forbearance Agreement (as defined below), the “Credit Agreement”).

B. The Guarantors have guaranteed the obligations of the Borrower under the Credit Agreement pursuant to that certain Amended and Restated Guaranty, dated as of February 20, 2008, in favor of the Administrative Agent (as amended, supplemented or modified, the “Guaranty”).

C. The Borrower, the Guarantors, the Administrative Agent and certain of the Lenders entered into that certain Forbearance Agreement and Amendment to Credit Agreement dated as of September 12, 2008 (as amended, supplemented or modified from time to time, including without limitation by (i) the First Amendment to Forbearance Agreement and Amendment to Credit Agreement, dated as of December 11, 2008, among the Borrower, the Guarantors, the Administrative Agent and certain of the Lenders (ii) the Second Amendment to Forbearance Agreement and Amendment to Credit Agreement, dated as of December 18, 2008, among the Borrower, the Guarantors, the Administrative Agent and certain of the Lenders, and (iii) the Third Amendment to Forbearance Agreement and Amendment to Credit Agreement, dated as of March 17, 2009, among the Borrower, the Guarantors, the Administrative Agent and certain of the Lenders, the “Forbearance Agreement”), pursuant to which the Administrative Agent and such Lenders, among other things, agreed to forbear from exercising their rights and remedies under the Credit Agreement and the other Loan Documents relating to certain Defaults and Events of Default thereunder, as described in the Forbearance Agreement (the “Existing Defaults”).

D. The Borrower has requested that the Administrative Agent and the Lenders agree to amend the Credit Agreement and the other Loan Documents as set forth in this Amendment.

E. The Administrative Agent and the Lenders party hereto are willing to amend the Credit Agreement subject to and upon the terms and conditions set forth in this Amendment.

F. The Borrower has requested that the Administrative Agent and the Lenders waive, to the extent specified herein, the Existing Defaults and any adverse effects under the Credit Agreement or any other document, instrument or agreement executed and delivered in connection therewith arising as a result of the Existing Defaults and, subject to the terms and conditions set forth herein, the Administrative Agent and the Lenders party hereto are willing to waive such Existing Defaults and any such adverse effects arising as a result of the Existing Defaults as so requested.

G. The Borrower has requested that the Administrative Agent and the Lenders consent to, among other things, the Master Agreement among SemGroup, L.P., SemManagement, L.L.C., SemOperating G.P., L.L.C., SemMaterials, L.P., K.C. Asphalt, L.L.C., SemCrude, L.P., Eaglwing, L.P., SemGroup Holdings, L.P., the Borrower, SemGroup Energy Partners G.P., L.L.C., SemGroup Energy Partners Operating, L.L.C., SemGroup Energy Partners, L.L.C., SemGroup Crude Storage, L.L.C., SemPipe G.P., L.L.C., SemMaterials Energy Partners, L.L.C., SemPipe, L.P. and SGLP Management, Inc., in substantially the form of Annex 1 attached hereto (the “Master Settlement Agreement”), and the transactions contemplated thereby, and, subject to the terms and conditions set forth herein, the Administrative Agent and the Lenders party hereto are willing to consent to the Master Settlement Agreement, the transactions contemplated thereby and the other matters described herein as so requested.

NOW, THEREFORE, the parties agree as follows:

1. Definitions.  All capitalized terms used in this Amendment which are not otherwise defined shall have the meanings given to those terms in the Credit Agreement (after taking into account the amendments contained herein).

2. Consent to Master Settlement Agreement.  Subject to the terms and conditions set forth herein, effective on, and subject to the occurrence of, the Effective Date, notwithstanding anything to the contrary contained in the Credit Agreement or any other Loan Document, the Administrative Agent and the Lenders party hereto hereby consent to the execution of the Master Settlement Agreement and all of the transactions contemplated thereby, including, without limitation, the Disposition of certain Collateral referred to therein, and waive any Defaults or Events of Default that would otherwise result therefrom.  Notwithstanding anything to the contrary contained in the Credit Agreement or any other Loan Document, upon the Effective Date (i) the Collateral Disposed of by the Borrower and its Subsidiaries in connection with the Master Settlement Agreement shall be released from the Liens created by the Security Documents, and (ii) to further evidence the release described in the preceding clause (i), the Administrative Agent is hereby irrevocably authorized by each Lender party hereto to promptly take any action reasonably requested by the Borrower having the effect of releasing any Collateral encumbered by a Security Document, if such Collateral is being Disposed by the Borrower or any of its Subsidiaries in connection with the Master Settlement Agreement.

3. Consent to Other Matters.  Subject to the terms and conditions set forth herein, effective on, and subject to the occurrence of, the Effective Date, notwithstanding anything to the contrary contained in the Credit Agreement or any other Loan Document, the Administrative Agent and the Lenders party hereto hereby waive any Defaults or Events of Default that would otherwise result from the Borrower (i) not delivering to the Administrative Agent and the Lenders and not filing its quarterly reports on Form 10-Q and annual reports on Form 10-K with the SEC within the time period required by the Credit Agreement, the Securities Exchange Act of 1934 or applicable law, provided that the Borrower shall file all such reports as soon as commercially reasonable, and in any event the Borrower shall file all such delinquent reports no later than September 30, 2009, provided that if the Borrower retains new auditors, such deadline shall be extended to December 31, 2009, and (ii) not delivering to the Administrative Agent and the Lenders the audited financial statements, auditor’s reports and other information required by Sections 6.01(a) and 6.02(a) of the Credit Agreement with respect to the Borrower’s fiscal year ended December 31, 2008; provided that (x) such financial statements, auditor’s report and other information required by Sections 6.01(a) and 6.02(a) of the Credit Agreement shall be delivered to the Administrative Agent as soon as commercially reasonable, and in any event no later than September 30, 2009, provided that if the Borrower retains new auditors, such deadline shall be extended to December 31, 2009, (y) it shall not be a Default or Event of Default hereunder if such auditor’s report and opinion includes a “going concern” or like qualification or exception or other qualification or exception as to the scope of such audit, and (z) the certificate of a Responsible Officer of the General Partner accompanying any financial statements and other information delivered under the Credit Agreement may state that such unaudited financial statements and information may be subject to adjustments based upon changes made by the Borrower’s outside auditor and any such changes shall not constitute a Default or Event of Default.

4. Waiver of Defaults.  Subject to the terms and conditions set forth herein, effective on, and subject to the occurrence of, the Effective Date, the Administrative Agent and the Lenders party hereto hereby irrevocably waive, for the benefit of the Borrower and the Guarantors, all of the Existing Defaults that had occurred and were continuing at or prior to the Effective Date.

5. Conversion of Revolver Loans, Adjustment of Commitments and Amendment to Schedule 2.01.  On the Effective Date, a $150,000,000 portion of the outstanding Revolver Loans shall immediately be deemed to be, and shall be, converted to Term Loans without further action of the parties hereto. Revolver Loans held by the Lenders shall be converted ratably in accordance with their respective Applicable Percentages.  Concurrently with such conversion, (i) the Revolver Commitment of each Lender shall be ratably reduced in an aggregate principal amount equal to $150,000,000, (ii) the Term Loan of each Lender shall be ratably increased in an aggregate principal amount equal to $150,000,000, and (iii) the Aggregate Revolver Commitments of the Revolving Lenders shall be permanently reduced to $50,000,000.  In conjunction with the adjustment to the Revolver Commitments and the Term Loans described above, Schedule 2.01 to the Credit Agreement is hereby amended by deleting such Schedule in its entirety and replacing it with Schedule 2.01 hereto.

6. Credit Extensions.  Notwithstanding the provisions of the Forbearance Agreement, subject to the terms and conditions set forth herein, effective on, and subject to the occurrence of, the Effective Date, the Borrower may make Requests for Credit Extensions and the Lenders shall be obligated to make Credit Extensions, subject to the applicable conditions precedent to the making of such Loans, in accordance with the Credit Agreement, as modified by this Agreement.

7. Amendments to Section 1.01 of the Credit Agreement.  Section 1.01 of the Credit Agreement is hereby amended by deleting the defined terms “Applicable Rate”, “Change of Control”, “Consolidated Adjusted EBITDA”, “Consolidated EBITDA”, “Consolidated Leverage Ratio”, “Consolidated Net Income”, “Eligible Assignee”, “Interest Coverage Ratio”, “Interest Expense”, “Interest Payment Date”, “Letter of Credit Sublimit”, “Material Adverse Affect”, “Maturity Date”, “Net Cash Proceeds” and “Swing Line Sublimit” in their entirety and replacing them with the following:

“Applicable Rate” means, from time to time, (i) with respect to any Base Rate Loan, 5.50% per annum, (ii) with respect to any Eurodollar Rate Loan, 6.50% per annum, and (iii) with respect to any commitment fee, 1.50%.

“Change of Control” means the occurrence of any of the following events:

(a)           General Partner shall cease to be, directly or indirectly, the beneficial owner (as defined below) of all of the general partner interests of the Borrower;

(b)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Qualifying Owners becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) of 50% or more of the equity securities of General Partner entitled to vote for members of the board of directors or equivalent governing body of General Partner on a fully-diluted basis; or

(c)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of General Partner ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; provided that, notwithstanding the foregoing, any changes to the composition of individuals serving as members of the board of directors or other equivalent governing body of General Partner approved by any Qualifying Owner (other than SemGroup or its Affiliates, which, for the avoidance of doubt, shall exclude Manchester Securities Corp. and Elliott Management Corporation (Collectively, the “Elliott Companies”) and entities under common investment management with the Elliott Companies) during any period, shall not constitute a “Change of Control” hereunder.

As used herein, “Qualifying Owner” means Manchester Securities Corp., Elliott Management Corporation, SemGroup, or any Affiliate of any of the foregoing.

“Consolidated Adjusted EBITDA” means, for any period, Consolidated EBITDA; provided, however, that if, since the beginning of the twelve month period ending on the date for which Consolidated Adjusted EBITDA is determined, the Borrower or any Consolidated Restricted Subsidiary shall have made any Material Acquisition or Disposition (other than a Disposition of Asphalt Assets), or a Subsidiary shall be designated or redesignated as either an Unrestricted Subsidiary or a Restricted Subsidiary, Consolidated Adjusted EBITDA shall be calculated giving pro forma effect thereto as if such Material Acquisition or Disposition, consolidation, merger, designation or redesignation had occurred on the first day of such period. Such pro forma effect shall be determined (i) in good faith by the Responsible Officer of General Partner, in its capacity as the sole general partner of the Borrower, and (ii) without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated Adjusted EBITDA except as required by Regulation S-X or with the consent of Administrative Agent; provided, that upon one or more permitted Dispositions of the Asphalt Assets in accordance with Section 7.06(h) of this Agreement, for purposes of calculating Consolidated Adjusted EBITDA under Section 7.20 of this Agreement, Consolidated Adjusted EBITDA shall be calculated giving pro forma effect thereto as if such Disposition had occurred on the first day of such period, with Consolidated Adjusted EBITDA being reduced by the actual Consolidated EBITDA attributable to such Disposition; provided, further that, upon one or more permitted Dispositions of the Asphalt Assets in accordance with Section 7.06(h) of this Agreement, for purposes of calculating Consolidated Adjusted EBITDA under Section 7.16 of this Agreement, the Administrative Agent (in consultation with the Lenders) and the Borrower shall determine in good faith appropriate adjustments to the definition of Consolidated Adjusted EBITDA and the covenant requirements set forth in Section 7.16 of this Agreement to preserve the original intent thereof in light of such Disposition.  Notwithstanding the foregoing or anything to the contrary contained herein, Consolidated Adjusted EBITDA shall not be adjusted to give pro forma effect to any acquisition of property from SemGroup or its Subsidiaries or any Disposition of property to SemGroup and its Subsidiaries, in each case if such acquisition or Disposition was made pursuant to the Master Settlement Agreement and the transactions contemplated thereby.

“Consolidated EBITDA” means, for any period, the sum of the Consolidated Net Income of the Borrower and its Consolidated Restricted Subsidiaries during such period, plus (a) the following: (i) to the extent deducted in calculating such Consolidated Net Income, all Interest Expense for such period, (ii) to the extent deducted in calculating such Consolidated Net Income, all income taxes (including any franchise taxes to the extent based upon net income) for such period, (iii) to the extent deducted in calculating such Consolidated Net Income, all depreciation, amortization (including amortization of good will, debt issue costs and amortization under FAS Rule 123) and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP, but excluding any non-cash charges that constitute an accrual of or reserve for future cash charges) for such period and (iv) to the extent deducted in calculating such Consolidated Net Income, all Costs of Restructuring and minus (b) the following to the extent included in calculating such Consolidated Net Income, (i) all income tax credits for such period and (ii) all non-cash items of income (other than account receivables and similar items arising from the normal course of business and reflected as income under accrual methods of accounting consistent with past practices) for such period.  For avoidance of doubt, Consolidated Net Income attributable to Unrestricted Subsidiaries and Persons that are not Subsidiaries shall not be considered in calculating Consolidated EBITDA except to the extent of actual cash distributions to the Borrower or any of its Consolidated Restricted Subsidiaries by such Unrestricted Subsidiaries or such other Persons.  Notwithstanding anything to the contrary contained in this Agreement, the actual cash distributions to the Borrower or any of its Consolidated Restricted Subsidiaries by (i) Persons who are not Subsidiaries or (ii) Unrestricted Subsidiaries during any period that will be included in Consolidated EBITDA shall be limited in the aggregate to 15% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any such distributions). Notwithstanding the foregoing, to the extent any determination of Consolidated EBITDA includes any period ended on or prior to January 31, 2009, Consolidated EBITDA shall, for each of the months below, be deemed to be as follows:

Month Ended	Consolidated EBITDA
April 30, 2008	$8,848,000
May 31, 2008	$8,620,000
June 30, 2008	$9,634,000
July 31, 2008	($249,000)
August 31, 2008	$8,419,000
September 30, 2008	$9,891,000
October 31, 2008	$6,990,000
November 30, 2008	$7,334,000
December 31, 2008	$7,582,000
January 31, 2009	$7,352,000

“Consolidated Leverage Ratio” means, for any date of determination, the ratio of (i) Consolidated Funded Indebtedness on such date of determination to (ii) Consolidated Adjusted EBITDA for the period of twelve months most recently ended prior to the date of determination.

“Consolidated Net Income” means, for any period, the Borrower’s and its Consolidated Restricted Subsidiaries’ net income for such period, including any cash dividends or distributions actually received from any other Person during such period determined on a Consolidated basis in accordance with GAAP consistently applied after eliminating earnings or losses attributable to outstanding Minority Interests and excluding the net earnings of any Person other than a Restricted Subsidiary in which the Borrower or any of its Restricted Subsidiaries has an ownership interest. Consolidated Net Income shall not include (i) any gain or loss from the Disposition of assets, (ii) any extraordinary gains or losses, (iii) any non-cash gains or losses resulting from mark to market activity as a result of the implementation of SFAS 133 or (iv) any gain or loss resulting from the prepayment, repurchase or retirement of Indebtedness.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); and (e) solely for any purchases of Term Loans in accordance with Section 10.06(i) of this Agreement, the Borrower; provided that, other than as set forth in clause (e) of this definition, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Interest Coverage Ratio” means the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense for the twelve month period then ended.

“Interest Expense” means, with respect to any period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Borrower and its Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of Consolidated financial statements of the Borrower and its Restricted Subsidiaries in accordance with GAAP): (a) all interest and commitment fees in respect of Indebtedness of the Borrower or any of its Restricted Subsidiaries (including imputed interest on Capital Lease Obligations or Synthetic Lease Obligations) which are accrued during such period and whether expensed in such period or capitalized, including, without limitation, the Additional Interest; plus (b) all fees, expenses and charges in respect of letters of credit issued for the account of the Borrower or any of its Restricted Subsidiaries, which are accrued during such period and whether expensed in such period or capitalized.

“Interest Payment Date” means, with respect to any Loan, the last Business Day of each month (commencing September 30, 2008).

“Letter of Credit Sublimit” means, as at any date of determination, an amount equal to $10,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolver Commitments.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.  Notwithstanding anything to the contrary set forth herein, in no event shall the filing of the Chapter 11 cases of SemCrude L.P. and its affiliated debtors and debtors-in-possession currently proceeding under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware, or any event or events leading thereto, resulting therefrom or proximately caused thereby, be deemed to constitute a Material Adverse Effect, provided that each such event occurred prior to the Effective Date (as defined in the Consent, Waiver and Amendment), and is known by the Borrower and has been disclosed to the Agent and the Lenders.

“Material Contract” means any contract or arrangement to which the Borrower or any of its Restricted Subsidiaries is a party (other than the Loan Documents) that generates ten percent (10%) or more of the aggregate revenue of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Maturity Date” means June 30, 2011.

“Net Cash Proceeds” means the remainder of (a) the gross proceeds received by the Borrower or any Restricted Subsidiary from (i) a Disposition, or (ii) the issuance of Additional Debt, as applicable, less (b) underwriter discounts and commissions, investment banking fees, legal, accounting and other professional fees and expenses, transfer and similar taxes, the Borrower’s good faith estimate of income taxes paid or payable in connection with such Disposition, with respect to any sale of Asphalt Assets, any amount owed by the Borrower or any Restricted Subsidiary to SemGroup or any of its Subsidiaries pursuant to the Membership Interest Transfer Agreement, effective as of March 31, 2009, between SemMaterials, L.P. and SemMaterials Energy Partners, L.L.C. and other usual and customary transaction costs, in each case only to the extent paid or payable by the Borrower or a Restricted Subsidiary in cash and related to such Disposition or Additional Debt issuance, as applicable.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Aggregate Revolver Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolver Commitments.

8. Further Amendment to Section 1.01 of the Credit Agreement.  Section 1.01 of the Credit Agreement is hereby further amended by inserting the following defined terms in their appropriate alphabetical order:

“Additional Interest” has the meaning specified in Section 2.09(f).

“Asphalt Assets” means the assets of the Borrower and its Subsidiaries related to the Borrower’s asphalt cement and residual fuel inventory terminalling and storage business; including, without limitation, all such assets acquired pursuant to the Master Settlement Agreement and the other documents, instruments and agreements executed in connection therewith.

“Borrower Assignment Agreement” means with respect to any assignment to the Borrower pursuant to Section 10.06(i) hereof, an Assignment and Assumption Agreement substantially in the form of Exhibit H, with such amendments or modifications as may be approved by the Administrative Agent and the Borrower.

“Borrower Assignment Effective Date” has the meaning specified in Section 10.06(i).

“Borrower Loan Purchase” means any purchase of Term Loans by the Borrower pursuant to Section 10.06(i).

“Capital Expenditures” means all expenditures for the acquisition or leasing (pursuant to a capital lease) of assets or additions to equipment (including replacements, capitalized repairs and improvements) which should be capitalized under GAAP.

“Clearing Price” has the meaning specified in the Offer Document.

“Consent, Waiver and Amendment” shall mean that certain Consent, Waiver and Amendment to Credit Agreement, dated as of April ___, 2009, among the Borrower, the Guarantors, the Administrative Agent and the Lenders party thereto.

“Costs of Restructuring” means, without duplication, (a) all upfront, consent, legal, professional, investment banking and advisory fees incurred as of the Effective Date (as defined therein) of the Consent, Waiver and Amendment and paid by the Borrower (whether or not incurred by the Borrower), in connection with (i) the negotiation and execution, delivery and performance of the Borrower’s obligations under each amendment, consent, waiver and forbearance agreement in connection with this Agreement and (ii) the Chapter 11 cases of SemCrude L.P. and its affiliated debtors and debtors-in-possession currently proceeding under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware, all litigation, investigations, examinations and potential asset sale transactions resulting therefrom or related thereto and the negotiation, execution, delivery and performance of the Master Settlement Agreement and the transactions contemplated thereby, plus (b) any additional upfront, consent, legal, professional, investment banking and advisory fees incurred in connection with any of the foregoing, plus (c) all other restructuring expenses or charges in an amount not to exceed, in the aggregate, an additional $5 million through the Maturity Date.

“Excess Cash Flow” means, with respect to any fiscal year (a) Consolidated EBITDA for such fiscal period, minus (b) the sum of (i) the cash portion of interest expense paid during such fiscal period, (ii) the cash portion of income taxes (including any franchise taxes to the extent based upon net income) paid during such period, (iii) all scheduled principal payments made in cash in respect of the Term Loans during such period, (iv) the cash portion of Capital Expenditures made during such fiscal period, and (v) principal payments made in cash during such period in respect of Capital Lease Obligations; provided that, notwithstanding anything to the contrary contained herein, Excess Cash Flow for the fiscal year ending December 31, 2009 shall be calculated based on the nine (9) month period commencing April 1, 2009 and ending December 31, 2009.

“Expiration Time” has the meaning specified in the Offer Document.

“Master Settlement Agreement” shall mean that certain Master Agreement, effective as of March 31, 2009, among SemGroup, L.P., SemManagement, L.L.C., SemOperating G.P., L.L.C., SemMaterials, L.P., K.C. Asphalt, L.L.C., SemCrude, L.P., Eaglwing, L.P., SemGroup Holdings, L.P., the Borrower, SemGroup Energy Partners G.P., L.L.C., SemGroup Energy Partners Operating, L.L.C., SemGroup Energy Partners, L.L.C., SemGroup Crude Storage, L.L.C., SemPipe G.P., L.L.C., SemMaterials Energy Partners, L.L.C., SemPipe, L.P. and SGLP Management, Inc.

“Maximum Offer Amount” has the meaning specified in the Offer Document.

“Maximum Permitted Offer” has the meaning specified in Section 10.06(i).

“Maximum Purchase Price” has the meaning specified in the Offer Document.

“Offer” has the meaning specified in Section 10.06(i).

“Offer Document” means a Notice of an Offer to Purchase by the Borrower, together with all the attachments thereto, all in the form of Exhibit I, as the same may be amended or modified from time to time.

“Purchase Notice” has the meaning specified in Section 10.06(i).

9. Further Amendment to Section 1.01 of the Credit Agreement.  Section 1.01 of the Credit Agreement is hereby further amended by deleting the following defined terms in their entirety:  Consolidated Senior Secured Leverage Ratio, Investment Bank, Omnibus Agreement, Terminal Access and Use Agreement, Terminalling and Storage Agreement, Throughput Agreement and Transformation Officer.

10. Amendment to Section 2.5(g).  Section 2.05(g) of the Credit Agreement is hereby amended to include the following before the “.” at the end of such provision:

“provided, that in the case of prepayments of Revolver Loans under Section 2.05(d) or (e), the Aggregate Revolver Commitments shall be permanently reduced in an amount equal to the aggregate prepayment of the principal amount of such Revolver Loans.”

11. Amendment to Section 2.05(h) of the Credit Agreement.  Section 2.05(h) of the Credit Agreement is hereby amended in its entirety to read as follows:

(h)           Within two (2) Business Days after the Borrower’s receipt of cash proceeds of an offering of Equity Interests of the Borrower, the Borrower shall pay to the Administrative Agent for the account of the Term Loan Lenders an amount equal to 50% of the net cash proceeds of such offering of Equity Interests.  Each prepayment under this Section 2.05(h) shall be applied to ratably prepay the Term Loans.  The amount of net cash proceeds of each offering of Equity Interest not used to prepay the Term Loans pursuant to this Section 2.05(h) may be retained by the Borrower for use in its business and may be used for the purchase of outstanding Term Loans as permitted by Section 10.06(i).

12. Further Amendments to Section 2.05 of the Credit Agreement.  Section 2.05 of the Credit Agreement is hereby amended by inserting new clauses (i), (j) and (k) thereto, to read in their entirety as follows:

(i)           The Borrower shall pay to the Administrative Agent for the account of the Term Lenders on the dates set forth on the grid below (or if any such date is not a Business Day, on the immediately succeeding Business Day), an amount equal to the amount set forth on the grid below for such date.  Each prepayment under this Section 2.05(i) shall be applied to ratably (as among the Term Lenders) prepay the outstanding principal amount of the Term Loans.

Payment Date:                                                                Amortization Payment:

March 31, 2010                                                          $2,000,000.00

June 30, 2010                                                             $2,000,000.00

September 30, 2010                                                           $2,500,000.00

December 31, 2010                                                            $2,500,000.00

March 31, 2011                                                                  $2,500,000.00

(j)           Within 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2009, the Borrower shall pay to the Administrative Agent for the account of the Lenders an amount equal to 50% of the Excess Cash Flow at such fiscal year end.  Each prepayment under this Section 2.05(j) shall be applied to ratably prepay the Loans.  The amount of Excess Cash Flow not used to prepay the Loans pursuant to this Section 2.05(j) may be retained by the Borrower for use in its business and may be used for the purchase of outstanding Term Loans as permitted by Section 10.06(i).  In the case of prepayments of Revolver Loans, the Aggregate Revolver Commitments shall be permanently reduced in an amount equal to the aggregate prepayment of the principal amount of such Revolver Loans.

(k)           If at any time the sum of all Cash Equivalents and cash-on-hand of the Borrower and its Subsidiaries exceeds $15 million for a period of two (2) consecutive Business Days, the excess amount shall be applied ratably as a mandatory prepayment of the Revolver Loans, to the extent any Revolver Loans are then outstanding, within one (1) Business Day following such second consecutive Business Day, provided that the Aggregate Revolver Commitments shall not be ratably reduced as a result of a prepayment under this subsection (k).

13. Amendment to Section 2.09 of the Credit Agreement.  Section 2.09 of the Credit Agreement is hereby amended by inserting a new clause (f) thereto, to read in its entirety as follows:

(f)           Additional Interest.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with such Lender’s Applicable Percentage a fee on the payment dates set forth on the grid below (or if any such date is not a Business Day, on the immediately succeeding Business Day) equal to the product of (i) the sum of the Aggregate Revolver Commitments and the Total Term Outstandings of the Lenders in effect on the payment date set forth on the grid below and (ii) the applicable percentage set forth on the grid below (such amount, the “Additional Interest”).  Such Additional Interest shall be fully earned and payable on the payment dates indicated on the grid below.

Payment Date:                                                                Applicable Percentage:

October 6, 2009                                                                    0.50%

April 6, 2010                                                                         0.50%

October 6, 2010                                                                            1.00%

April 6, 2011                                                                                 1.00%

14. Amendment to Section 4.02 of the Credit Agreement.  Section 4.02 of the Credit Agreement is hereby amended by

(a) deleting the “.” at the end of subsection (f) thereof and replacing it with “; and”,

(b) inserting a new clause (g) thereafter, to read in its entirety as follows:

“(g)           after giving effect to the receipt of the proceeds of the requested Borrowing (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of a Eurodollar Rate Loans) and the anticipated cash receipts and cash uses of the Borrower and its Subsidiaries on the date of the applicable Borrowing and the next Business Day, the sum of all Cash Equivalents and cash-on-hand of the Borrower and its Subsidiaries on such next Business Day shall not be in excess of $15 million.”; and

(c) replacing “Sections 4.02(a) through (f)” in the last paragraph of such section, and replacing it with “Sections 4.02(a) through (g)”.

15. Amendment to Section 6.01 of the Credit Agreement.  Section 6.01 of the Credit Agreement is hereby amended by adding the following subsection (c):

“(c)           as soon as available, but in any event within 30 days after the end of each month, a Consolidated and, in the event that the Borrower designates any Subsidiary as an Unrestricted Subsidiary, a consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such month, and the related Consolidated and consolidating, if any, statements of income or operations, partners’ capital and cash flows for such month and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, any such consolidating statements to be for the Borrower and its Restricted Subsidiaries on a combined basis and the Borrower’s Unrestricted Subsidiaries on a combined basis and such Consolidated statements to be certified by a Responsible Officer of General Partner, in its capacity as the sole general partner of the Borrower, as fairly presenting, in all material respects, the financial condition, results of operations, partners’ capital and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.  In the event the Borrower (or any Restricted Subsidiary) does not deliver such financial information within the 30 day period set forth in this Section 6.01(c), the Borrower (or such Restricted Subsidiary) shall have a grace period of three days to deliver such information, provided that such grace period shall commence upon the expiration of the 30-day period with no further notice to the Borrower (or such Restricted Subsidiary) by the Administrative Agent or any Lender.”

16. Amendment to Section 6.02 of the Credit Agreement.  Section 6.02 of the Credit Agreement is hereby amended by

(a) deleting subsections (m) and (n) in their entirety and replacing them with the following:

“(m)                      no later than the third day of each month, an updated rolling 13-week forecast (“Forecast”) of cash receipts and disbursements for the next succeeding 13-week period substantially in the form attached to this Agreement as Exhibit K;

(n)           on a monthly basis, the Borrower shall deliver to the Administrative Agent a written report detailing material developments relating to the Borrower and the Guarantors, including without limitation, the state of their businesses, which report shall be certified by a Responsible Officer and shall be delivered no later than five (5) Business Days following the end of the previous month.”; and

(b) deleting subsections (o) through (s) in their entirety.

17. Further amendment to Article VI of the Credit Agreement.  Article VI of the Credit Agreement is hereby amended by adding new Section 6.22, as follows:

“Section 6.22                                Grant and Perfection of Security Interests; Further Assurances.The Borrower shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary under applicable laws and regulations, and will deliver such documentation and take all such further actions as may be necessary, (a) to grant to the Administrative Agent, for the benefit of the Lenders, a continuing security interest in Collateral acquired in connection with the Master Settlement Agreement, and to perfect and continue the perfected security interests of the Administrative Agent in such Collateral and (b) to amend, modify or supplement any Security Document or other applicable documentation, including, without limitation, with respect to the applicable Grantor’s title to the Collateral pledged thereby, as may be necessary to ensure the Administrative Agent’s continuing and perfected security interest in such Collateral.”

18. Amendment to Section 7.02 of the Credit Agreement.  Section 7.02 of the Credit Agreement is hereby amended by:

(a) adding the following at the end of subsection (e), between “Acquisitions” and “;”:

“, provided that, from and after the Effective Date (as defined in the Consent, Waiver and Amendment), the aggregate amount of such Investments, when combined with Investments permitted under subsection (h) will not exceed $15 million”;

(b) adding the following at the end of subsection (h), between “thereby” and “;”:

“, provided that, from and after the Effective Date (as defined in the Consent, Waiver and Amendment), the aggregate amount of such Investments, when combined with Investments permitted under subsection (e) will not exceed $15 million”; and

(c) deleting the “and” at the end of subsection (i) and by deleting the “.” and inserting the following at the end of subsection (j):

“; and

(k) Investments contemplated under the Master Settlement Agreement.”

19. Amendment to Section 7.06 of the Credit Agreement.  Section 7.06 of the Credit Agreement is hereby amended

(a) in clause (i) of subsection (c), by deleting “at least 75%” and replacing it with “100%”;

(b) by adding the following at the end of subsection (d), between “Guarantor” and “;”:

“and provided, further, that this clause (d) shall not apply to Dispositions under subsection (h) of this Section 7.06”;

(c) by adding new subsection (h), as follows:

“(h)           Dispositions of the Asphalt Assets in one or more transactions, provided that any such Disposition shall be (i) pursuant to an arms’ length transaction among the parties to such Disposition, (ii) to an entity that is not an Affiliate, and (iii) for a purchase price that is paid in cash only, and provided further that 100% of the Net Cash Proceeds of any such Disposition must be applied to prepay the Loans in accordance with Section 2.05(d);”; and

(d) by deleting the reference to subsection (g) in the last proviso of the first sentence and replacing it with “(h)”.

20. Amendment to Section 7.07 of the Credit Agreement.  Section 7.07 of the Credit Agreement is hereby amended by changing the “.” at the end of subsection (e) to a “;”, and inserting the following proviso at the margin: “provided, that, for purposes of subsections (d) and (e), no distribution shall be permitted under this Section 7.07 if, after giving pro forma effect to such distribution, the Consolidated Leverage Ratio is greater than 3.50 to 1.00”.

21. Amendment to Section 7.16 of the Credit Agreement.  Section 7.16 of the Credit Agreement is hereby amended and restated in its entirety as follows:  “For each applicable date of determination indicated below, permit the Consolidated Leverage Ratio to be greater than the ratio indicated beside such date of determination:

Date of Determination	Maximum Consolidated Leverage Ratio
March 31, 2009	5.50:1.00
April 30, 2009	6.50:1.00
May 31, 2009	6.50:1.00
June 30, 2009	6.50:1.00
July 31, 2009	7.50:1.00
August 31, 2009	7.50:1.00
September 30, 2009	7.50:1.00
October 31, 2009	9.25:1.00
November 30, 2009	9.25:1.00
December 31, 2009	9.25:1.00
January 31, 2010	9.75:1.00
February 28, 2010	9.75:1.00
March 31, 2010	9.75:1.00
April 30, 2010	9.75:1.00
May 31, 2010	9.75:1.00
June 30, 2010	8.75:1.00
July 31, 2010	8.75:1.00
August 31, 2010	8.75:1.00
September 30, 2010	8.00:1.00
October 31, 2010	8.00:1.00
November 30, 2010	8.00:1.00
December 31, 2010	7.25:1.00
January 31, 2011	7.25:1.00
February 28, 2011	7.25:1.00
March 31, 2011	6.75:1.00
April 30, 2011	6.75:1.00
May 31, 2011	6.75:1.00
June 30, 2011	6.75:1.00

22. Amendment to Section 7.17 of the Credit Agreement.  Section 7.17 of the Credit Agreement is hereby amended and restated in its entirety as follows:  “For each applicable date of determination indicated below, permit the Interest Coverage Ratio to be less than the ratio indicated beside such date of determination:

Date of Determination	Minimum Interest Coverage Ratio
March 31, 2009	2.50:1.00
April 30, 2009	1.75:1.00
May 31, 2009	1.75:1.00
June 30, 2009	1.75:1.00
July 31, 2009	1.40:1.00
August 31, 2009	1.40:1.00
September 30, 2009	1.40:1.00
October 31, 2009	1.10:1.00
November 30, 2009	1.10:1.00
December 31, 2009	1.10:1.00
January 31, 2010	1.00:1.00
February 28, 2010	1.00:1.00
March 31, 2010	1.00:1.00
April 30, 2010	1.00:1.00
May 31, 2010	1.00:1.00
June 30, 2010	1.10:1.00
July 31, 2010	1.10:1.00
August 31, 2010	1.10:1.00
September 30, 2010	1.10:1.00
October 31, 2010	1.10:1.00
November 30, 2010	1.10:1.00
December 31, 2010	1.20:1.00
January 31, 2011	1.20:1.00
February 28, 2011	1.20:1.00
March 31, 2011	1.25:1.00
April 30, 2011	1.25:1.00
May 31, 2011	1.25:1.00
June 30, 2011	1.25:1.00

23. Further Amendment to Article VII of the Credit Agreement.  Article VII is hereby amended by deleting Sections 7.20, 7.21 and 7.22 thereof in their entirety, and inserting new Sections 7.20 and 7.21, as follows:

“Section 7.20                                Minimum Consolidated Adjusted EBITDA.  For each applicable date of determination indicated below, permit Consolidated Adjusted EBITDA for the period of twelve consecutive months ending on the dates set forth below to be less than the amount indicated beside such date of determination:

Date of Determination	Minimum Consolidated Adjusted EBITDA
March 31, 2009	$82,900,000
April 30, 2009	$66,500,000
May 31, 2009	$66,500,000
June 30, 2009	$66,500,000
July 31, 2009	$59,700,000
August 31, 2009	$59,700,000
September 30, 2009	$59,700,000
October 31, 2009	$47,900,000
November 30, 2009	$47,900,000
December 31, 2009	$47,900,000
January 31, 2010	$45,400,000
February 28, 2010	$45,400,000
March 31, 2010	$45,400,000
April 30, 2010	$45,400,000
May 31, 2010	$45,400,000
June 30, 2010	$50,200,000
July 31, 2010	$50,200,000
August 31, 2010	$50,200,000
September 30, 2010	$54,900,000
October 31, 2010	$54,900,000
November 30, 2010	$54,900,000
December 31, 2010	$60,900,000
January 31, 2011	$60,900,000
February 28, 2011	$60,900,000
March 31, 2011	$64,000,000
April 30, 2011	$64,000,000
May 31, 2011	$64,000,000
June 30, 2011	$65,100,000

Notwithstanding the foregoing, in the event one or more of the Asphalt Assets listed on Schedule 7.21(a) to this Agreement is Disposed of in accordance with Section 7.06(h) of this Agreement, the minimum Consolidated Adjusted EBITDA amounts set forth above will be reduced, commencing with the first day of the month in which such Disposition occurs and all subsequent periods, by an amount equal to (i) (A) the number of barrels of asphalt corresponding to such Disposed Asphalt Assets, as set forth on Schedule 7.21(a) to this Agreement, divided by (B) 6,647,864, multiplied by (ii) the projected Consolidated EBITDA of all Asphalt Assets for such date of determination and each subsequent date of determination, as set forth on Schedule 7.21(b) to this Agreement.

Section 7.21.  Capital Expenditures.  (a) For fiscal years 2009 and 2010, for the period beginning on January 1 of each such fiscal year and ending on the last date of each such fiscal year, and (b) for the fiscal period beginning on January 1, 2011 and ending on the Maturity Date, permit the aggregate amount of payments for each such fiscal year or fiscal period, as applicable, made for Capital Expenditures of the Borrower and its Subsidiaries on a consolidated basis, including Capital Lease Obligations, to exceed the amount indicated below beside the end date of such fiscal year or fiscal period; provided, however, in the event the Borrower and its Subsidiaries do not expend the entire Capital Expenditure limitation in any such fiscal year, the Borrower and its Subsidiaries may carry forward to the immediately succeeding fiscal year or fiscal period such unutilized portion.  All Capital Expenditures shall first be applied to reduce the carry-forward from the previous fiscal year, if any, and then to reduce the applicable Capital Expenditure limitation:

Fiscal Period End Date	Maximum Capital Expenditures
December 31, 2009	$12,500,000
December 31, 2010	$8,000,000
June 30, 2011	$4,000,000

Without limiting the foregoing, each Compliance Certificate shall contain a certification as to the portion of the available amount, if any, used for Capital Expenditures by the Borrower and its Subsidiaries on a consolidated basis (i) for the applicable month and (ii) in the aggregate, for the applicable fiscal year (inclusive of such month).

24. Amendment to Section 8.01 of the Credit Agreement.  Section 8.01 of the Credit Agreement is hereby amended by

(a) inserting the word “or” at the end of subsection (l).  For the avoidance of doubt, Section 8.01 is further amended by deleting subsections (m) and (n) in their entirety.

25. Amendment to Section 10.06 of the Credit Agreement.  Section 10.06 of the Credit Agreement is hereby amended by inserting a new Section 10.06(i) as follows:

“(i)  Certain Permitted Term Loan Purchases. Notwithstanding anything to the contrary contained in this Section 10.06 or any other provision of this Agreement, so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) such purchase is made with any combination of (I) net cash proceeds from an offering of Equity Interests as permitted by Section 2.05(h) or (II) Excess Cash Flow as permitted by Section 2.05(j), the Borrower may purchase outstanding Term Loans on the following basis:

(i)  At any time prior to March 31, 2011, the Borrower may notify the Administrative Agent in the form of Exhibit J hereto (each, a “Purchase Notice”) that it wishes to make one or more offers to Term Loan Lenders to purchase the Term Loans pursuant to the Offer Document (each, an “Offer”) in an aggregate amount specified by the Borrower, with such Offer to be consummated pursuant to the terms of the Borrower Assignment Agreement, provided that (1) any Offer to repurchase and prepay Term Loans shall be made to all holders of the Term Loans at the time of such Offer and (2) each Offer shall be outstanding for at least three (3) Business Days.  The Borrower shall have the right, in accordance with the procedures in the Offer Document, to purchase the Term Loans, for cash, at a purchase price determined in accordance with the Offer set forth in the Offer Document; provided that no Offer in accordance with the terms of this Section 10.06(i) shall be (A) less than $5,000,000 in aggregate principal amount of the outstanding Term Loans for each Offer undertaken by the Borrower (or such lesser amount as shall constitute the aggregate unused amount of the Maximum Permitted Offers), or (B) in an amount that, when added to the amount of all previous accepted Offers, would (if accepted) cause the aggregate amount of all accepted Offers to exceed $200 million (the “Maximum Permitted Offers”); and provided further that each assignment of Term Loans pursuant to this Section 10.06(i)(i) shall be in an aggregate amount of not less than $500,000 (or such lesser amount (x) as may be agreed to by Borrower and Administrative Agent, (y) as shall constitute the aggregate amount of the Term Loans of the assigning Lender, or (z) as shall constitute the aggregate pro rata share of the Term Loans of the assigning Lender in the event of pro ration as contemplated in the Offer Document).

(ii)  In connection with any assignment pursuant to Section 10.06(i), each of the assigning Lender and the Borrower in its capacity as purchaser of the tendered Term Loans acknowledges as of the Borrower Assignment Effective Date (as defined below) that (i) the Borrower Loan Purchase and the assignment are in accordance with the terms of Section 10.06(i), (ii) the other party to the Borrower Assignment Agreement currently may have, and later may come into possession of, information regarding the Loan Documents or the Credit Parties that is not known to it and that may be material to a decision to enter into the Borrower Assignment Agreement (“Excluded Information”), (iii) it has independently and without reliance on the other party made its own analysis and determined to enter into the Borrower Assignment Agreement and to consummate the transactions contemplated thereby notwithstanding its lack of knowledge of the Excluded Information and (iv) the other party shall have no liability to it, and it hereby to the extent permitted by law waives and releases any claims it may have against the other party under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information in connection with such assignment; provided that the Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of such party in the Standard Terms and Conditions set forth in the Borrower Assignment Agreement.  Each of the assigning Lender and the Borrower in its capacity as purchaser of the tendered Term Loans further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.  In connection with any Offer, the Borrower shall provide to all Term Lenders to whom such Offer is made all information that, together with any previously provided information, would satisfy the requirements of applicable law.

(iii)  The Borrower acknowledges and agrees that it will make payment of the purchase price for Term Loans (including all accrued interest, if any, with respect to the Term Loans purchased, through the date of such purchase) accepted for payment pursuant to the Offer Documents by transmitting funds directly to the assigning Lender in accordance with the terms of the Offer Document.

(iv)  Assignment of any Borrower Loan Purchases shall be effective upon recordation in the Register (in the manner set forth below) by the Administrative Agent following receipt of a fully executed Borrower Assignment Agreement effecting the assignment thereof (as provided in Section 10.06(c)).  Each assignment shall be recorded in the Register on the Business Day the Borrower Assignment Agreement is received by the Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to Borrower and a copy of such Borrower Assignment Agreement shall be maintained, as applicable.  The date of such recordation of a transfer shall be referred to herein as the “Borrower Assignment Effective Date.” The provisions of Section 10.06(b) shall not be applicable to any Borrower Loan Purchases consummated pursuant to Section 10.06(i).

(v)  No Borrower Loan Purchase pursuant to this Section 10.06(i) shall be deemed to be a voluntary prepayment.

(vi)  Following a Borrower Loan Purchase, no interest shall accrue from and after the Borrower Assignment Effective Date on any Term Loans purchased by the Borrower and such purchased Term Loans shall be deemed cancelled or retired for all purposes and no longer outstanding (and may not be resold by the Borrower), for all purposes of this Agreement and all other Loan Documents (notwithstanding any provisions herein or therein to the contrary), including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document, (C) the providing of any rights to the Borrower as a Lender under this Agreement or any other Loan Document, (D) the determination of Required Lenders or (E) the calculation of financial covenants, or for any similar or related purpose, under this Agreement or any other Loan Document.

(vii)  The Lenders hereby consent to the transactions described in this Section 10.06(i) and waive the requirements of any provision of this Agreement and any other Loan Document that might otherwise result in a breach of this Agreement, a Default or an Event of Default as a result of or in connection with the consummation of any Borrower Loan Purchase.  The Lenders acknowledge that repurchases made by the Borrower pursuant to this Section 10.06(i) may result in the payment of Term Loans on a non-pro rata basis.

(viii)  The provisions of this Section 10.06(i) shall not require the Borrower to undertake and consummate any Offer; provided that to the extent the Borrower undertakes to consummate any Offer, it shall purchase the principal amount of all validly tendered Term Loans at or below the Clearing Price up to the Maximum Offer Amount.  Notwithstanding anything herein to the contrary, to the extent the Borrower terminates, cancels or withdraws any Offer, it shall not be permitted to submit another Purchase Notice to the Administrative Agent for a period of ten consecutive Business Days.”

(ix)  All references to purchases made by the Borrower pursuant to this Section 10.06(i) in this Amendment, in any Offer Document or in any other Loan Document shall include any purchase made by a Subsidiary or by the Borrower on behalf of any Subsidiary.

26. Schedules to Credit Agreement.  The Schedules to the Credit Agreement are amended by adding the following new Schedules thereto as set forth in Annex 2 attached hereto.

Schedule 6.20                                               Unrestricted Subsidiaries

Schedule 7.21(a)                                           Asphalt Assets

Schedule 7.21(b)                                           Projected EBITDA of Asphalt Assets

27. Exhibits to Credit Agreement.  The Exhibits to the Credit Agreement are amended by (i) deleting Exhibit C in its entirety and replacing it with the form attached hereto; and (ii) adding the following new Exhibits thereto as set forth in Annex 3 attached hereto:

Exhibit H                      Form of Borrower Assignment Agreement

Exhibit I                       Form of Offer Document

Exhibit J                       Form of Purchase Notice

Exhibit K                      Form of Forecast

28. Representations and Warranties.  The Borrower represents and warrants to the Administrative Agent and the Lenders that the following statements are true, correct and complete:

(a) Representations and Warranties.  After giving effect to this Amendment, each of the representations and warranties made by the Borrower and the Guarantors pursuant to the Credit Agreement, as amended hereby, and the other Loan Documents is true and correct on and as of the date of this Amendment in all material respects, except to the extent such representations and warranties expressly relate to an earlier date.

(b) No Default or Event of Default.  After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

(c) Execution, Delivery and Enforceability.  This Amendment has been duly and validly executed and delivered by the Borrower and the Guarantors and constitutes their legal, valid and binding obligations, enforceable against the Borrower and the Guarantors in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws and by general principles of equity.

(d) Payment of Fees.  Neither the Borrower nor any of its Restricted Subsidiaries has paid, nor will they pay (directly or indirectly), any advising or management fees or other fees or expenses of Manchester Securities Corp., Elliott Management Corporation or Alerian Finance Partners, LP, or any of their affiliates (excluding SemGroup Energy Partners, G.P., L.L.C.), it being understood that this subsection shall not prohibit the payment on account of (i) an existing right of indemnification pursuant to Borrower’s limited partnership agreement and (ii) partner distributions, but only to the extent permitted by the Credit Agreement, as amended.

29. Conditions to Effectiveness.  This Amendment shall be effective as of the date (the “Effective Date”) when and if each of the following conditions is satisfied, provided that upon the occurrence of the Effective Date, the consents, waivers and releases of the Administrative Agent and the Lenders party hereto set forth in Section 2 shall be deemed effective as of March 31, 2009.

(a) Execution and Delivery.  The Administrative Agent shall have received a counterpart of this Amendment executed and delivered by the Borrower, each of the Guarantors and the Required Lenders, provided that in the event that it is judicially determined that any provision of this Amendment required the consent of all of the Lenders and such Lenders did not approve this Amendment, then only such provision shall be ineffective and the balance of this Amendment, if approved by the Required Lenders, shall remain in full force and effect.

(b) No Default or Event of Default; Accuracy of Representations and Warranties.  The Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer certifying that, after giving effect to this Amendment, no Default or Event of Default shall exist and each of the representations and warranties made by the Borrower and the Guarantors herein and in or pursuant to the Credit Agreement and the other Loan Documents shall be true and correct in all material respects as if made on and as of the date on which this Amendment becomes effective, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Fees.  The Borrower shall have paid the following amounts and fees:

(i) for the benefit of each Lender who executes and delivers a counterpart of this Amendment to the Agent by 2:00 p.m. (Eastern time) on April 7, 2009, a fee equal to (x) 2.00% of the sum of (1) such Lender’s Revolver Commitment and (2) such Lender’s pro rata portion of the Total Term Outstandings, in each case after giving effect to this Amendment, less (y) the amount, if any, received by such Lender on account of such Lender’s consent to the Third Amendment to Forbearance Agreement; and

(ii) for the benefit of the Administrative Agent, the fees set forth in that certain letter agreement, dated March 30, 2009, between the Borrower and the Administrative Agent.

(d) Consents and Approvals. All necessary consents and approvals to the amendment shall have been obtained.

(e) Expense Reimbursements.  The Borrower shall have paid all reasonable invoices presented to the Borrower for expense reimbursements (including reasonable attorneys’ and financial advisors’ fees and disbursements) due to the Administrative Agent and the Lenders in accordance with Section 10.04 of the Credit Agreement.

(f) Master Settlement Agreement.  The Master Settlement Agreement shall have been duly authorized, executed and delivered by each of the parties thereto, and, upon the execution and delivery of this Amendment by the Borrower, its Restricted Subsidiaries, the Administrative Agent and the Required Lenders, the transfer of assets to the Borrower and its Restricted Subsidiaries contemplated pursuant to the Master Settlement Agreement shall be effective so as to grant to the Administrative Agent, for the benefit of the Lenders, a first priority Lien on and security interest in all such assets (except to the extent such assets may be subject to Liens otherwise permitted under Section 7.01 of the Credit Agreement), to secure the Secured Obligations (as defined in the Pledge and Security Agreement).

30. Subsequent Lender Consents.  If any Lender executes and delivers a counterpart of this Amendment to the Agent after 2:00 p.m. (Eastern time) on April 7, 2009, the Borrower may, in its sole discretion, pay a fee to such Lender equal to 2.00% of the sum of (1) such Lender’s Revolver Commitment and (2) such Lender’s pro rata portion of the Total Term Outstandings, in each case after giving effect to this Amendment, less (y) the amount, if any, received by such Lender on account of such Lender’s consent to the Third Amendment to Forbearance Agreement.  If the Borrower elects to make any such payment, such Lender shall, for all purposes of this Agreement, be a consenting Lender hereunder.

31. Release.  For purposes of this Section 31, the following terms shall have the following definitions:

“Related Parties” shall mean, with respect to any released party, such party’s parents, subsidiaries, affiliates, successors, assigns, predecessors in interest, officers, directors, employees, agents, representatives, attorneys, financial advisors, accountants and shareholders, if any.

“Claims” shall mean  any and all claims, losses, debts, liabilities, demands, obligations, promises, acts, omissions, agreements, costs, expenses, damages, injuries, suits, actions, causes of action, including without limitation, any and all rights of setoff, recoupment or counterclaim of any kind or nature whatsoever, in law or in equity, known or unknown, suspected or unsuspected, contingent or fixed.

Excluding only the continuing obligations of the Lenders and the Administrative Agent under the Credit Agreement, the Loan Documents and this Amendment, the Borrower and each Guarantor, effective as of the effective date of this Amendment, hereby releases, acquits and forever discharges the Lenders and the Administrative Agent, and each of them, and their respective Related Parties, of and from any and all Claims arising out of, related or in any way connected with the Credit Agreement, the Loan Documents or the transactions contemplated by any thereof, including, without limitation, any action or failure to act, prior to the effective date of this Amendment, in response to or otherwise in connection with the events or circumstances arising under or otherwise related to the Credit Agreement, the Loan Documents or any Defaults or Events of Default occurring under the Credit Agreement or the Loan Documents, in each case to the extent, and only to the extent, that (i) such Claims arose prior to the effective date of this Amendment, (ii) such Claims result or derive from actions taken or not taken by a releasee in its capacity(ies) as a Lender(s) or as Administrative Agent under the Credit Agreement or the Loan Documents, and (iii) such Claims do not result or derive from actions taken or not taken by a releasee with respect to or in relation to SemGroup, SemCrude L.P., SemMaterials, L.P., K.C. Asphalt, L.L.C. or any of their affiliates (other than the Borrower and the Guarantors).

32. Acknowledgement.  The Borrower hereby confirms and acknowledges as of the date hereof that it is validly and justly indebted to the Administrative Agent and the Lenders for the payment of all obligations under the Credit Agreement without offset, defense, cause of action or counterclaim of any kind or nature whatsoever, other than with respect to or in relation to any Claims (as defined in Section 31 of this Amendment) not released pursuant to Section 31 of this Amendment.

33. Confirmation of Credit Agreement and Security Documents.  Except as amended by this Amendment, all the provisions of the Credit Agreement remain in full force and effect from and after the date hereof, and each Loan Party hereby ratifies and confirms each Loan Document to which it is a party.  This Amendment shall be limited precisely as written and shall not, except as set forth herein, be deemed (a) to be a consent granted pursuant to, or a waiver or modification of, any other term or condition of the Credit Agreement or any of the instruments or agreements referred to therein or (b) to prejudice any right or rights which the Administrative Agent or the Lenders may now have or have in the future under or in connection with the Credit Agreement or any of the instruments or agreements referred to therein.  From and after the date hereof, all references in the Credit Agreement to “this Agreement”, “hereof”, “herein”, or similar terms, shall refer to the Credit Agreement as amended by this Amendment.  Each of the Borrower and the Guarantors also hereby ratifies and confirms that the Security Documents remain in full force and effect in accordance with their terms and are not impaired or affected by this Amendment.

34. GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

35. Loan Document.  This Amendment shall constitute a Loan Document under the Credit Agreement, and all obligations included in this Amendment (including, without limitation, all obligations for the payment of principal, interest, fees and other amounts and expenses) shall constitute Obligations under the Credit Agreement and shall be secured by the Collateral.

36. Counterparts.  This Amendment may be signed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Delivery of an executed signature page to this Amendment by facsimile transmission or electronic photocopy (e.g. a “.pdf”) shall be as effective as delivery of a manually signed counterpart.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

SEMGROUP ENERGY PARTNERS, L.P.

By: SemGroup Energy Partners GP, L.L.C.
       its General Partner

By: /s/ Alex G. Stallings____________
Name: Alex G. Stallings
Title:  Chief Financial Officer and Secretary

Guarantors:

SemGroup Energy Partners Operating, L.L.C.

By: /s/ Alex G. Stallings____________
Name: Alex G. Stallings
Title:  Chief Financial Officer and Secretary

SemMaterials Energy Partners, L.L.C.

By: /s/ Alex G. Stallings____________
Name: Alex G. Stallings
Title:  Chief Financial Officer and Secretary

SemGroup Energy Partners, L.L.C.

By: /s/ Alex G. Stallings____________
Name: Alex G. Stallings
Title:  Chief Financial Officer and Secretary

SemGroup Crude Storage, L.L.C.

By: /s/ Alex G. Stallings____________
Name: Alex G. Stallings
Title:  Chief Financial Officer and Secretary

SemPipe, L.P.
    By:  SemPipe, G.P., L.L.C., its General Partner

By: /s/ Alex G. Stallings____________
Name: Alex G. Stallings
Title:  Chief Financial Officer and Secretary

SemPipe, G.P., L.L.C.

By: /s/ Alex G. Stallings____________
Name: Alex G. Stallings
Title:  Chief Financial Officer and Secretary

SGLP Management, Inc.

By: /s/ Alex G. Stallings____________
Name: Alex G. Stallings
Title:  Chief Financial Officer and Secretary

Lenders:

Wachovia Bank, National Association,
    as L/C Issuer,
    Swing Line Lender and Lender

By: /s/ C Mark Hedrick_____________
Name: C. Mark Hedrick
Title:  Managing Director

ABN AMRO Bank N.V., as a Lender

By: /s/ Parker H. Douglas___________
Name: Parker H. Douglas
Title:  Senior Vice President

By: /s/ Neil J. Bivona_______________
Name: Neil J. Bivona
Title:  Senior Vice President
Bank of America, N.A., as a Lender

By: /s/ John W. Woodiel III_________
Name: John W. Woodiel III
Title:  Senior Vice President

The Bank of Nova Scotia, as a Lender

By: /s/ Ronald Dooley______________
Name: Ronald Dooley
Title:  Director

Bank of Scotland PLC, as a Lender

By: /s/ Karen Weich________________
Name: Karen Weich
Title:  Vice President

Blue Ridge Investments LLC, as a Lender

By: /s/ John Hiebendahl_____________
Name: John Hiebendahl
Title:  VP; Controller

BMO Capital Markets Financing Inc., as a Lender

By: /s/ Thomas E. McGraw__________
Name: Thomas E. McGraw
Title:  Managing Director

Calyon New York Branch, as a Lender

By: /s/ Anne G. Shean______________
Name: Anne G. Shean
Title:  Managing Director

By: /s/ Alan Sidrane________________
Name: Alan Sidrane
Title:  Managing Director

Citibank, N.A., as a Lender

By: /s/ John Mugno_________________
Name: John Mugno
Title:  Vice President

Fortis Capital Corporation, as a Lender

By: /s/ Ilene Fowler________________
Name: Ilene Fowler
Title:  Director

By: /s/ Darrell Holley_______________
Name: Darrell Holley
Title:  Managing Director

Guaranty Bank And Trust Company, as a Lender

By: /s/ Gail J. Nofsinger_____________
Name: Gail J. Nofsinger
Title:  Senior Vice President
Halbis Distressed Opportunities Master Fund LTD, as a Lender

By: /s/ Peter Sakon________________
Name: Peter Sakon
Title:  VP

JPMorgan Chase Bank, N.A., as a Lender

By: /s/ Phillip D. Martin____________
Name: Phillip D. Martin
Title:  Senior Vice President

Lehman Brothers Commercial Bank, as a Lender

By: /s/ Richard Bloom_____________
Name: Richard Bloom
Title:  VP

Lehman Commercial Paper, Inc., as a Lender

By:_____________________________
Name:
Title:

GE Business Financial Services, Inc., fka Merrill Lynch Business Financial Services, Inc., as a Lender

By: /s/ Authorized Signatory_________
Name: Authorized Signatory
Title:  Authorized Signatory

GE Business Financial Services, Inc., fka Merrill Lynch Business Financial Services, Inc., as a Lender

By:_____________________________
Name:
Title:

One East Liquidity Master LP, as a Lender

By: /s/ James Caciappo_____________
Name: James Caciappo
Title:  Authorized Signatory

One East Partners Master LP, as a Lender

By: /s/ James Caciappo_____________
Name: James Caciappo
Title:  Authorized Signatory

Raymond James Bank FSB, as a Lender

By: /s/ Garrett McKinnon___________
Name: Garrett McKinnon
Title:  Senior Vice President

Royal Bank of Canada, as a Lender

By: /s/ Leslie P. Vowell____________
Name: Leslie P. Vowell
Title:  Attorney-in-Fact

SunTrust Bank, N.A., as a Lender

By: /s/ Samuel M. Ballesteros_______
Name: Samuel M. Ballesteros
Title:  Senior Vice President

UBS Loan Finance LLC, as a Lender

By: /s/ Marie A. Haddad____________
Name: Marie A. Haddad
Title:  Associate Director Banking
     Products Services, US

By: /s/ Irja R. Otsa_________________
Name: Irja R. Otsa
Title:  Associate Director Banking
     Products Services, US

Evergreen Core Plus Bond Fond, as a Lender

By:_____________________________
Name:
Title:

Evergreen High Income Fund, as a Lender

By:_____________________________
Name:
Title:
Evergreen High Income Sleeve, as a Lender

By:_____________________________
Name:
Title:

Evergreen High Yield Bond Trust, as a Lender

By:_____________________________
Name:
Title:

Evergreen Income Advantage Fund, as a Lender

By:_____________________________
Name:
Title:

Evergreen Multi-Sector Income, as a Lender

By:_____________________________
Name:
Title:

Evergreen VA High Income Fund, as a Lender

By:_____________________________
Name:
Title:

Acknowledged:

Wachovia Bank, National Association,
    as Administrative Agent

By: /s/ C. Mark Hedrick_________
Name: C. Mark Hedrick
Title:  Managing Director